MALONE
& BAILEY, PC
CERTIFIED PUBLIC ACCOUNTANTS

September 27, 2005

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: Calypso Wireless, Inc.
Commission file no: 001-08497

We have read and agree with the statements under Item 4.01 of the Form 8-K report dated August 22, 2005 regarding our firm, except as described in the following three paragraphs.

We did substantial work for Calypso to assist in connection with its responses to comments received from the SEC on previously filed financial statements and planning for the review to be performed of the financial statements for the period ended June 30, 2005.

We have two accounting disagreements. When requested, Calypso could not provide supporting documentation for consulting expenses. Certain significant stock payments were made to consultants during 2005, per agreements dated in 2003 but not previously recorded. In addition, we advised Calypso to amortize or write-off old capitalized software development costs as a 2004 restatement, and they have neither filed the Form 8-K, Item 4.02 Non-Reliance on Previously Issued Financial Statements, nor filed the restated 2004 financial statements. After repeated requests for these documents and explanations, Calypso terminated our engagement.

We did respond to Calypso's requests to review the Form 8-K and to provide our letter. A draft of our letter was provided to Calypso on September 6, 2005 based on the initial draft of the Form 8-K received by us on the same day. However, based on the accounting disagreements discussed above included in our initial draft letter, management of Calypso told us that they wanted to modify the Form 8-K. We notified Calypso that the Form 8-K should have been filed within 4 days of the board resolution, and the accountant's letter could be filed as an amendment to the 8-K within 10 business days. We requested a final draft of the Form 8-K prior to submitting a final letter to Calypso. We did not receive another draft of the Form 8-K until September 16, 2005.

We have no basis to agree or disagree with any other matters reported therein.

Malone & Bailey, PC

Malone and Bailey, PC
www.malone-bailey.com
Houston, Texas

2925 Briarpark, Suite 930 | Houston, TX 77042
(713) 266-0530 – voice | (713) 266-1815 – fax | www.malone-bailey.com